Exhibit 4.8 [ + ] = CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE24B-2 OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED.

                                                                     Exhibit 4.8

                 ASSIGNMENT AGREEMENT BETWEEN DR. LELAND SHAPIRO
                            AND CAVIT SCIENCES, INC.

     WHEREAS, LELAND SHAPIRO, residing at [+++++++++++], an individual, (hereinafter referred as "ASSIGNOR") has invented a certain invention entitled "METHODS AND COMPOSITIONS FOR TREATMENT OF VIRAL INFECTIONS", for which a US Utility application was filed in the United States Patent and Trademark Office on DECEMBER 12, 2005, assigned SERIAL NUMBER [+++++++++] and for which a PCT application was filed in the United States Patent and Trademark Office on DECEMBER 12, 2005, assigned SERIAL NUMBER [+++++++++++] (collectively, "INVENTION") and has a fifty-percent interest in said INVENTION;

     WHEREAS, CAVIT SCIENCES, INC. a company having its principal place of business at 100 East Linton Blvd., Suite 106B, Delray Beach, Florida 33483 (referred to hereinafter as "ASSIGNEE"), its successors, assigns, and legal representatives, desires to obtain Assignor's entire right, title and interest in, to and under said INVENTION, and in, to and under Letters Patent or similar legal protection to be, or having been, obtained therefore in the United States of America, its territorial possessions and in any and all countries foreign thereto;

     WHEREAS, Assignor agrees to assign his patent application rights to the INVENTION to Assignee;

     NOW, THEREFORE, for good and valuable consideration, the sufficiency of which is hereby acknowledged, the parties agree as follows:

     1. Assignor agrees to assign the above patent application rights to Assignee and execute assignment documents in the forms as attached in Appendix A and B. It is understood that Assignee has done its due diligence with respect to the INVENTION and that the Assignor makes no representation or warranties of any kind regarding the INVENTION, except that he has not made or entered into any prior agreements that would conflict with the above assignment.

     2. Assignor agrees to assign the above patent application rights to Assignee once this Assignment Agreement has been executed by both the Assignor and Assignee and the initial $10,000 payment described below has been received by the Assignor.

     3. Assignor agrees to keep the Information, as hereinafter defined, confidential and will not, except as required by applicable law, regulation or legal process, without Assignee's prior written consent, disclose any Information to a third party and will not use any Information other than in connection with and/or promotion of Assignee's business. In the event that Assignor is requested pursuant to, or required by, applicable law, regulation or legal process to disclose any of the Information, Assignor will notify Assignee promptly so that Assignee may seek a protective order or other appropriate remedy, or waive compliance with the terms herein. In the event that no such protective order or other remedy is obtained, or that Assignee does not waive compliance, in a reasonable period of time, Assignor shall be free to respond to the legal process. Information shall mean any testing results, documentation, literature, reports technology or any other proprietary information related to said Invention.

     4. Assignee agrees to pay Assignor a total of $30,000 as follows:

     1)   $10,000 upon execution of this Assignment Agreement;

     2)   $10,000 on or before December 10, 2006

     3)   $10,000 on or before) May 10, 2007

     5. Assignee agrees not to assign, license or otherwise transfer or permit the exploitation of (collectively, "Transfer") any interest in the above-mentioned patent applications, assigned by Assignor to Assignee , until Assignor has been paid the $30,000 in full. In the event of a Transfer of such interest by Assignee in violation of this provision, then the unpaid balance of the $30,000 shall become immediately due and payable to assignor.

     6. Assignee agrees that the application rights will be immediately assigned back to Assignor, at Assignee's sole expense, including any of Assignor's reasonable attorney's fees to effect or enforce such re-assignment, if Assignee defaults in payments in accordance with the terms herein. .

     7.  This   Assignment   Agreement  shall  be  governed  by  and  construed,
interpreted and enforced in accordance with the internal laws of the State of Colorado.

     8. All notices and other communications required or permitted shall be in writing and shall be deemed given or delivered when sent by registered or certified mail to the party's address written above.

     9. Any controversy, dispute or claim arising under this Assignment Agreement shall be settled by Arbitration conducted in Denver, Colorado by a single Arbitrator in accordance with the rules of the American Arbitration Association as then in effect. The decision or award of the Arbitrator shall be final and binding on the parties and there shall be no appeal therefrom other than gross negligence. The prevailing party in any arbitration or litigation to enforce any right or remedy under this Assignment agreement shall be entitled to recover from the other party all reasonable costs and expenses in connection with such action, including reasonable attorney's fees.

     IN WITNESS WHEROF, the parties hereto have caused this Agreement to be executed on this 7 day of July, 2006.

Leland Shapiro                                     Cavit Sciences, Inc.


/s/ Leland Shapiro                                 /s/ Colm J. King
---------------------------                        ---------------------------
By: Leland Shapiro                                 By: Colm J King
                                                   Its: CEO